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                                                                   EXHIBIT 10(u)

                                K N ENERGY, INC.

                           PERFORMANCE INCENTIVE PLAN

I.       PLAN PURPOSE:

         The K N Energy, Inc., Performance Incentive Plan has been designed to support and encourage achievement of our business strategy of improved customer focus and value for the shareholders. The Plan is designed to work in combination with the Profit Sharing Plan, whereby attainment of annual corporate goals will trigger a contribution to the Profit Sharing Plan. The realization of quarterly regional financial goals will make possible distributions from the Performance Incentive Plan. Combined with the Profit Sharing Plan, this Plan is intended to accomplish the following objectives:

         - Link employees variable compensation to the operational realities financial, customer, operating/process and growth objectives of the Company;

         -       Support the evolving organizational culture;

         - Enhance employees' awareness of customer satisfaction by reinforcing K N's customer intimacy focus;

         - Have profit and loss knowledge alive and driving informed action throughout the Company; and

         - Clarify that incentives are not available until after corporate and business unit/ process objectives have been achieved.

II.      PARTICIPATION:

         A. To be a participant, an employee must be assigned to assume full-time duties in an established Company classification as of the last day of a calendar quarter. "Full-Time" is defined as: a position with a normally established work schedule of at least 40 hours per work week. Employees will receive a pro-rated share if they work less than a full quarter.

         B. This plan is intended to cover all full-time employees. Bargaining unit employees shall be covered only if they have bargained to be covered by this plan.

         C. Employees currently participating in one of the Company's other incentive compensation program may be excluded from participating in this program. Employees
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         participating in this Performance Incentive Plan are eligible for
         Special Recognition Awards not related to this plan. such as Extra Mile, Spot Awards and Project Incentives.

III.     BASIS OF AWARDS:

         A. Incentive payments to Plan participants are based on the degree of success achieved in meeting the Company's goals. The degree to which the objectives are achieved is subject to determination that the results were achieved without compromising the safety of employees or the public, or the investments which serve as the foundation for future growth.

         B. The operating income is key to our business success. Business unit/process business plans are subject to review and modification. The business plans guide our operations and identify major 1996 objectives, as described in Attachment A.

         C. At the business unit/process level, Incentive Awards will be determined based on the achievement of financial, safety, operational, customer satisfaction and growth goals. Details about those specific goals are outlined in Attachment B. At the corporate level, Incentive Awards will be adjusted based exclusively on financial performance.


IV.      SIZE OF INCENTIVE OPPORTUNITY PAYMENTS:

         A. The potential range of incentive targets, expressed as a percent of an eligible participant's earnings (base pay plus any overtime) for each quarter, is between 0% and 10%.

         B. After the attainment of quarterly regional financial goals, a determination will be made about whether a particular business unit has achieved its other goals for the quarter. The distribution for any given quarter will be as follows:

                                                                    % of Pay
                                                                    --------
                 Business Unit Financial:                           0-2%
                 Customer Satisfaction:                             0 or 1%
                 Operating:                                         0 or 1%
                 Growth:                                            0 or 1%

         The financial component will be pro-rated based on actual results versus goal, with no payment if results were not at least 90% of goal ("Threshold" level). (The financial goals for the processes will be the average of the business units' financial performance.) The other factors will not be pro-rated, i.e., the goal is either accomplished or not.




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         C.      After a particular quarter's Incentive Award has been
         determined, it will be multiplied by a factor based on the corporate financial results for the quarter. The multiplier will be 0.5 if corporate financial results have not been achieved or 2.0 if they have been achieved.

         D. The Performance Incentive Plan Administrators review and recommend Incentive Awards to the Management Committee of K N Energy, Inc. Final determination of actual awards is made by the Management Committee of K N Energy, Inc.

         E. Incentive amounts will be pro-rated based on regional financial performance between the stated Threshold, Target, and Maximum levels. No payment will be made for performance below the Threshold level.

         The corporate financial objective will be the 1996 operating income goal (excluding one time positive or negative events as recognized by GAAP accounting) as approved by the Board of Directors in the 1996 budget plan. In 1997 a second corporate financial goal of Return on Assets" will be added to the plan.


V.       TIMING OF PAYMENTS

         A. The Incentive payment for each quarter depends on the performance level achieved through the end of that quarter as measured on March 31, June 30, September 30 and December 31. Results will be communicated to eligible participants by the middle of the month following the close of financial records.

         B. Incentive payments will be paid in a separate paycheck (with standard payroll tax withholdings) by the end of the second month following the quarter in which the incentive was earned. Payments for this Plan do not apply toward eligible earnings for any other employee benefit or employee welfare plans that may be established by the Company.

         C. The following table shows anticipated announcements of results and payments under the Plan, subject to when financial and other performance data are available for measuring and reporting results, and then earned payments can be processed by payroll:

Month Ending The                                                    Month During which
Quarter In Which                  Announcement of                   Incentive Payment
Incentive Is Earned               Incentive Results                 Would Be Received
-------------------               -----------------                 -----------------
March                             May                               May*
June                              August                            August*
September                         November                          November*
December                          February                          February*

*Approximately end of the month




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         D.      Earned Incentive payments will be paid to the estate of a
         deceased participant on a prorated basis of days worked during the quarter, as previously described in Section II.


VI.      PLAN ADMINISTRATION:

         A. The Plan shall be administered by the business units/processes. It is suggested that the business units/processes convene a cross functional team within their respective groups to work on the development of goals and the determination of performance against those goals.

         B. The Plan Administrators shall have full power to construe and interpret this Plan within the established rules for its administration which are contained in this document.

         C. This Plan is administered without regard to race, color, religion, sex, national origin, age, disability, Vietnam Era Veteran, disabled Veteran status, or citizenship status.

VII.     PLAN EFFECTIVE DATE:

         A.      The Plan shall be effective January 1, 1996.

         B. The Company presently intends to continue this plan. However, each Plan year is unique and stands on its own with regard to the existence of a plan, objectives and payout opportunity levels.


VIII.    OTHER ITEMS

         A. Not a contract of employment. This Plan shall not be deemed to constitute a contract of employment, nor shall any provision hereof restrict the right of K N Energy, Inc. (or its subsidiaries) to terminate an "at will" participant.

         B. Controlling law. This Plan and its provisions shall be governed by, and construed in accordance with, the Laws of the State of Colorado.

         C. Number and gender. Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular. The masculine gender where appearing herein shall be deemed to include the feminine gender.

         D. Unfunded obligation. The obligation to pay amounts under this Plan is an unfunded obligation of K N Energy, Inc. (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by a pledge or encumbrance on any property of K N Energy, Inc. (including its subsidiaries).




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         E.      Non-alienation. Participants shall not have any right to
         pledge, hypothecate, anticipate or assign this Plan or the rights hereunder, except by will, or the laws of descent and distribution.

         F. Severability Any provision in this Plan that is prohibited or is found to be unenforceable in any jurisdiction under applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability in any jurisdiction and shall not invalidate or render unenforceable such provision in any other jurisdiction.




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